Exhibit 5.1

ROBINSON BRADSHAW & HINSON
February 9, 2009

First Bancorp
341 North Main Street
Troy, North Carolina  27371

Re:	Registration Statement on Form S-3 for First Bancorp

Ladies and Gentlemen:

We refer to the registration statement, as amended (the “Registration Statement”), of First Bancorp, a North Carolina corporation (hereinafter referred to as the “Company”), filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”):  (i) 65,000 shares (the “Preferred Shares”) of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value (the “Series A Preferred Stock”), (ii) a warrant (the “Warrant”) to purchase 616,308 shares of the Company’s common stock, no par value (the “Common Stock”), and (iii) 616,308 shares of the Common Stock, issuable from time to time upon exercise of the Warrant (the “Warrant Shares”).

The Series A Preferred Stock and the Warrant were initially issued by the Company to the United States Department of the Treasury (the “U.S. Treasury”) pursuant to a Letter Agreement dated January 9, 2009 and a related Securities Purchase Agreement – Standard Terms (collectively, the “Letter Agreement”) between the Company and the U.S. Treasury, in connection with the U.S. Treasury’s Troubled Asset Relief Program Capital Purchase Program.  The securities covered by the Registration Statement also include depositary shares (the “Depositary Shares” and, together with the Series A Preferred Stock, the Warrant and the Warrant Shares, collectively, the “Securities”) representing fractional interests in the Series A Preferred Stock, which may be resold in lieu of whole shares of the Series A Preferred Stock in the event the U.S. Treasury requests that the Series A Preferred Stock held by the U.S. Treasury be deposited with a depositary under a depositary arrangement entered into in accordance with the terms of the Letter Agreement.

We have examined the Letter Agreement, the Warrant, the Registration Statement, the articles of incorporation of the Company, as amended, the amended and restated bylaws of the Company, minutes of applicable meetings of the board of directors and shareholders of the Company, and such other corporate and other documents and records and certificates of public officials as we have deemed necessary or appropriate for the purposes of this opinion.

We have assumed (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies.

Based upon the foregoing and subject to the conditions set forth below, it is our opinion that:

Attorneys at Law
101 North Tryon Street, Suite 1900, Charlotte, NC 28246
Charlotte, NC      Chapel Hill, NC      Rock Hill, SC
www.rbh.com

ROBINSON BRADSHAW & HINSON

First Bancorp
February 9, 2009

(1)  the Preferred Shares have been duly authorized and are validly issued, fully paid and non-assessable;

(2)  the Warrant has been duly authorized and constitutes the valid and binding obligation of the Company;

(3)  the Warrant Shares have been duly authorized and, upon issuance in connection with the exercise of the Warrant in accordance with the terms thereof, including payment to the Company of the exercise price for such shares in full, such Warrant Shares will be validly issued, fully paid and non-assessable; and

(4)  with respect to any Depositary Shares that may be issued, when: (a) the related deposit agreement has been duly authorized and validly executed and delivered by the Company and by an entity appointed by the Company as depositary (the “Depositary”) deemed acceptable to the U.S. Treasury in accordance with the Letter Agreement and meeting the qualifications stated in the related deposit agreement; (b) the terms of the Depositary Shares and of the issuance and sale thereof have been established so as not to violate any applicable law or the Company’s articles of incorporation or bylaws, each as then in effect, or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirements or restrictions imposed by any court, regulatory authority or other governmental body having jurisdiction over the Company; (c) the related shares of Series A Preferred Stock have been deposited with the Depositary; and (d) the depositary receipts representing the Depositary Shares have been duly executed, authenticated, countersigned, registered and issued, sold and delivered in the manner and for the consideration stated in the applicable deposit agreement and the applicable definitive purchase, underwriting or similar agreement, and upon payment of the consideration therefor provided for therein, the Depositary Shares will be validly issued, fully paid and non-assessable.

As to various issues of fact, we have relied upon the representations and warranties of the Company contained in the Letter Agreement and the Warrant and upon statements and certificates of officers of the Company, without independent verification or investigation.  Our opinion that the Preferred Shares are fully paid and non-assessable is based solely on such statements and certificates of officers of the Company which confirm the Company’s receipt of the consideration required by the Letter Agreement.  We have assumed that all prescribed filings with regulatory authorities, including any stock exchanges that have jurisdiction, will be effected in accordance with their respective requirements and that approvals of such regulatory authorities, including any stock exchanges having jurisdiction, will have been granted prior to the offer and sale of the Securities.

The opinions expressed herein are limited to the federal laws of the United States of America and the laws of the State of North Carolina, in each case as currently in effect, and we express no opinion with respect to the laws of any other state or jurisdiction (including, without limitation, the application of the securities or “blue sky” laws of any state to the offer and/or sale of the Securities).  In addition, the opinions expressed herein are conditioned upon the Registration Statement becoming effective under the Securities Act, and the Company’s Articles of Incorporation (as amended) and Amended and Restated Bylaws not being further amended prior to the sale of any of the Securities.

ROBINSON BRADSHAW & HINSON

First Bancorp
February 9, 2009

This opinion is being furnished to you solely for your benefit in connection with the filing of the Registration Statement and pursuant to the Securities Act and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose, without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.  We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Robinson, Bradshaw & Hinson, P.A.

ROBINSON, BRADSHAW & HINSON, P.A.